AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

AMENDMENT NO. 1, dated as of December 13, 2007 (the “Amendment”) by and among Pilpol (HK) Biological Limited, a Hong Kong company (“Buyer”) and an indirect wholly-owned subsidiary of China Water and Drinks Inc., a Nevada corporation (“CWD”), CWD, Shenyang Yuchinchuan Economic and Trade Limited company, a company formed in accordance with the laws of the People’s Republic of China (the “Seller”), Haoyang Bian, an individual (“Mr. Bian”), and the sole shareholder of Shenyang Aixin Company Limited, a company formed in accordance with the laws of the People’s Republic of China (the “Company”) that is a bottled water production company located in Shenyang City (Liaoning Province) in the People’s Republic of China (the “PRC”) to the Agreement dated as of August 24, 2007 (the “Agreement”) by and among the Buyer, CWD and Mr. Bian.

WHEREAS, Buyer, CWD and Mr. Bian have heretofore entered into the Agreement pursuant to which the Buyer purchased 66.67% of the outstanding equity of the Company (the “Shares”); and

WHEREAS, as of the date of the Agreement, Mr. Bian, was the direct and assigned controlling shareholder of the Company; and

WHEREAS, on September 3, 2007, Seller became the sole shareholder of the Company; and

WHEREAS, on October 17, 2007, the Company was transformed into a Sino-Foreign Joint Venture (“SFJV”); and

WHEREAS, Mr. Bian is the owner of 90% of the outstanding equity of the Seller; and

WHEREAS, Mr. Bian has heretofore assigned all of his rights and obligations under the Agreement to Seller; and

WHEREAS, Section 7.04 of the Agreement provides that the Agreement may be amended in a written instrument signed by the parties thereto or their respective successors or assigns; and

WHEREAS, Buyer, CWD, Mr. Bian and Seller desire to amend the Agreement.

NOW THEREFORE, the parties hereto agree as follows:

Section 1.  Definitions. Unless otherwise defined herein, capitalized terms used herein and not defined shall have the meanings specified in the Agreement. All references to “Seller” and “Shares” contained in the Agreement shall be deemed to be references to “Seller” and “Shares” as defined herein as of the date of the Amendment.

Section 2.  Amendments to the Agreement.

(a)  Section 1.01 is hereby amended by deleting the definitions of “Cash Investment”, “CWD Common Stock”, “Registration Rights Agreement”, “Securities Act”, “Stock Consideration” and “Stock Consideration Payment Date”.

(b)  The definition of “Governmental Authority” set forth in Section 1.01 is hereby deleted in its entirety and replaced by the following:

“Governmental Authority” means any United States federal, state or local, PRC or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

(c)  The definition of “Law” set forth in Section 1.01 is hereby deleted in its entirety and replaced by the following:

“Law” means any federal, state, local, PRC or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

(d)  Section 2.02 is hereby deleted in its entirety and replaced by the following new Section 2.02:

“SECTION 2.02. Purchase Price In consideration for the purchase of the Shares, (i) the Buyer shall pay to the Seller US$2,120,000 (the “Purchase Price”), of which US$1,060,000 shall be paid to the Seller on the Closing Date (the “First Payment”) and US$1,060,000 of which shall be paid to the Seller on or prior to December 30, 2007, ( the “Second Payment”) in each case, by wire transfer of immediately available funds to an account designated in writing by Seller. The parties acknowledge that it shall utilize RMB3.333 million of the portion of the First Payment to apply to the relevant PRC authorities to obtain approval of the transfer of the Shares to the Buyer and to transform the Company into an SFJV. The parties acknowledge that (i) as of the date of this Amendment, the First Payment had been made, and (ii) Seller had utilized US dollars equivalent of RMB3.333 million of the portion of the First Payment to apply to the relevant PRC authorities to obtain approval of the transfer of the Shares to the Buyer and to transform the Company into an SFJV.

(e)  Section 2.03 is hereby deleted in its entirety.

(f)  Section 2.04 is hereby amended by replacing the words “August __, 2007” set forth therein with the words “August 24, 2007”

(g)  Section 2.06 is hereby deleted in its entirety.

(h)  Section 2.07 is hereby amended by replacing the words “within __days” with the words “within 30 days”.

(i)  Section 3.03 is hereby deleted in its entirety and replaced by the following new Section 3.03:

“SECTION 3.03 No Consents, Approvals, Violations or Breaches. Neither the execution and delivery of the Agreement and/or the Amendment by the Seller, or the consummation by the Seller of the transactions contemplated hereby or thereby, will (i) require any consent, approval, authorization or permit of or qualification with or prior notification to any Governmental Authority, any state or any political subdivision thereof applicable to the Seller, the Company, other than the Amendment and its Section 3(e) PRC reporting consideration (ii) violate any statute, Law, ordinance, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree or injunction or other Governmental Order applicable to the Seller, the Company or any of the Seller’s properties or assets, or the properties or assets of the Company, or (iii) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller, the Company is a party or by which the Seller, the Company or any of the Seller’s properties or assets or the properties or assets of the Company may be bound.”

(j)  Section 3.09 is hereby deleted in its entirety.

(k)  Section 3.10 is hereby deleted in its entirety.

(l)  Section 3.11 is hereby deleted in its entirety.

(m)  Section 3.12 is hereby deleted in its entirety.

(n)  Section 3.08(ii) is hereby deleted in its entirety and replaced by the following new Section 3.08(ii):

“(ii) All filings and registrations with the PRC governmental authorities required in respect of each of the Company and its operations including, without limitation, the registration with the related Chinese governmental authorities and their local authorities in Liaoning Province have been duly completed in accordance with the relevant PRC rules and regulations, except where the failure to complete such filings and registrations does not, and would not, individually or in the aggregate, have a Material Adverse Effect.”

(o)  The parties agree to add the words “and the Amendment” immediately following the words “this Agreement” in each place where such words appear in Sections 2.01, 3.01, 3.02, 3.04, 4.01, 4.02, 5.01(a), 5.01(b), 5.02(a), 5.02(b), 5.02(c), 6.01, 6.02, 6.03, 7.03, 7.04, 7.05, 7.06 and 7.08 of the Agreement.

(p)  The parties agree to add “subject to the Amendment” immediately after the last word of each of Sections 3.07, 3.08(i), 3.08(iii) and 3.08(v) of the Agreement.

Section 3.  Miscellaneous.

(a)  Effectiveness. This Amendment shall become effective as of the date first above written.

(b)  Continued Effectiveness of the Agreement. Except as expressly amended herein, all terms and provisions of the Agreement are and shall continue to be in full force and effect.

(c)  Governing Law. The Agreement and this Amendment shall be governed and construed in accordance with the laws of the People’s Republic of China.

(d)  Counterparts. This Amendment may be executed by the parties hereto in any number of separate counterparts.

(e)  PRC Reporting Considerations The parties agree that the Seller shall be responsible for reporting as income its receipt of the Purchase Price to all required PRC governmental authorities and that this reporting duty shall in no way be the responsibility of the Company, Buyer or CWD.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

PILPOL (HK) BIOLOGICAL LIMITED

By:	/s/ Xu Hong Bin
Name: Xu Hong Bin

Title: Director

CHINA WATER AND DRINKS INC.

By:	/s/ Xu Hong Bin
Name: Xing Hua Chen

Title: Chief Executive Officer

SHENYANG YUCHINCHUAN ECONOMIC AND TRADE LIMITED COMPANY

By:	/s/ Haoyang Bian
Name Haoyang Bian

Title: Executive Director and Chief Executive Officer

HAOYANG BIAN

By:	/s/ Haoyang Bian
Haoyang Bian